Exhibit 99.1

New Executive Team Announced at Adaptimmune

- Adrian Rawcliffe to assume CEO role from September 1, 2019 -

- John Lunger promoted to Chief Patient Supply Officer from August 1, 2019, as Adaptimmune gears up for commercial delivery of products to patients —

- Rafael Amado, President R&D, will leave the Company on August 12, 2019 -

- The Company is recruiting a Chief Medical Officer and a Chief Financial Officer -

PHILADELPHIA, PA., and OXFORDSHIRE, U.K., August 1, 2019 (GLOBE NEWSWIRE) — Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announced changes to its Executive Team. In addition, the Company will report financial results for the Second Quarter 2019 and provide a business update today at 8:00 a.m. EDT (1:00 p.m. BST) with details for the accompanying live teleconference and webcast provided below.

“In the last two weeks, we have announced the start of three new clinical trials, illustrating our increased focus on rapid execution,” said Adrian Rawcliffe, incoming Adaptimmune CEO. “We are also announcing changes to our Executive Team. The role of manufacturing and supply chain in meeting our obligations to patients is critical as we prepare to launch a SPEAR T-cell therapy in 2022. So, I am delighted that John Lunger is being promoted to the Executive Team as Chief Patient Supply Officer to further build our state-of-the-art manufacturing and supply chain organization. We are also announcing that Rafael Amado has decided to leave Adaptimmune to pursue other opportunities. I wish him success in this next phase of his career and thank him for the role he has played in building our R&D capabilities. We are fortunate to have a talented team of R&D leaders in place to continue the work we do for patients.”

John Lunger, Adaptimmune’s new Chief Patient Supply Officer, who was previously SVP Manufacturing and Supply Chain, has played a leadership role in establishing Adaptimmune’s fully integrated supply capabilities. John will continue to strengthen the Company’s ability to deliver products to patients, accelerate execution, and optimize the supply chain to be ready for commercialization.

Prior to joining Adaptimmune in 2017, John was Head of Supply Chain and Commercial Product Supply at Merrimack Pharmaceuticals, where he led clinical and commercial supply chain as well as the cross functional supply team for Merrimack’s first commercial product. Earlier in his career, John held various senior manufacturing, operational, and strategy roles with VWR International, Pfizer, and Wyeth Pharmaceuticals. John’s previous roles include serving as a nuclear trained officer on a U.S. Navy submarine, strategic supply chain consulting with Accenture, and business development with a start-up procurement services company. He holds a Bachelor of Science degree (with distinction) in Ocean Engineering from the U.S. Naval Academy and an MBA in economics and operations management from the University of Chicago’s Booth School of Business.

New Executive Team

Today’s changes to the Executive Team follow the Company’s recent news that Adrian Rawcliffe will assume the role of Chief Executive Officer on September 1, 2019, succeeding James Noble who will transition to a non-executive director role.

The new Executive Team will comprise Adrian Rawcliffe (Chief Executive Officer), Bill Bertrand (Chief Operating Officer), Helen Tayton-Martin (Chief Business Officer and co-Founder), and John Lunger (Chief Patient Supply Officer).

The Company is recruiting a Chief Medical Officer and a Chief Financial Officer.

Details for Live Teleconference and Webcast for Q2 Financial Results and Business Update

The Company will report financial results for the Second Quarter 2019 and provide a business update today at 8:00 a.m. EDT (1:00 p.m. BST) with details for the accompanying live teleconference and webcast provided below.

The press release and the live webcast of the conference call will be available in the investor section of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address.

To participate in the live conference call, please dial (833) 652-5917 (U.S. or Canada) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (8299695).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com